Exhibit 99.2
OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT
EARLE M. JORGENSEN COMPANY
Offer to Purchase for Cash any and all of its Outstanding 9 3/4% Senior Secured Notes due 2012
(CUSIP No. 480829AE0) and
Solicitation of Consents to Amend the Indenture dated as of May 22, 2002 and Related Agreements

The Tender Offer will expire at midnight, New York City time, on November 8, 2006, unless extended or earlier terminated by Earle M. Jorgensen Company in its sole discretion (such time and date, as the same may be extended or earlier terminated, the “Expiration Date”). The Consent Solicitation will expire at 5:00 p.m., New York City time, on October 25, 2006, unless extended or earlier terminated (such time and date, as the same may be extended or earlier terminated, the “Consent Date”). Tendered Notes may be withdrawn and the related Consents may be revoked at any time prior to the Consent Date, but not thereafter. Holders of Notes (“Holders”) who desire to tender their Notes pursuant to the Tender Offer must consent to the Amendments and Holders may not deliver Consents without tendering the related Notes. Holders must tender Notes and deliver their Consents prior to the Consent Date in order to be eligible to receive the Consent Payment.
     Earle M. Jorgensen Company, a Delaware corporation (“EMJ,” the “Company,” “we” or “us”), hereby offers upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as the same may be amended or supplemented, the “Offer to Purchase”) and the related Letter of Transmittal and Consent (as the same may be amended or supplemented, the “Letter of Transmittal”), which together constitute the “Tender Offer,” to purchase for cash any and all of its outstanding 9 3/4% Senior Secured Notes due 2012 (the “Notes”).
     Total Consideration for each $1,000 principal amount of Notes (calculated as described in Schedule I to this Offer to Purchase) shall be equal to (i) the present value of $1,048.75 (the “First Call Price” payable on June 1, 2007 (the “First Call Date”) for such principal amount of Notes) discounted to the Settlement Date from the First Call Date plus the present value on the Settlement Date of all interest that would be payable beginning on the next payment date up until the First Call Date, in each case determined as set forth below at a yield (the “Tender Offer Yield”), equal to the sum of (x) the yield on the Reference Security set forth below as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on the business day immediately following the Consent Date, namely October 26, 2006, assuming that the Consent Date is not extended (the date of such determination being referred to herein as the “Price Determination Date”), as displayed on the reference page of the Bloomberg Government Pricing Monitor set forth below or any other source selected by the Dealer Manager in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is erroneous (the “Quotation Report”), and (y) 50 basis points (the “Fixed Spread”), minus (ii) any accrued and unpaid interest to, but not including, the Settlement Date (the consideration described in clause (i) and (ii) being referred to as the “Total Consideration,” which will be rounded to the nearest cent per $1,000 principal amount). The Total Consideration includes a payment of $20 per $1,000 principal amount of Notes (the “Consent Payment”) payable only in respect of Notes validly tendered with Consents (as defined below) on or prior to the Consent Date. Holders validly tendering Notes after the Consent Date and on or prior to the Expiration Date will be eligible to receive only an amount equal to the Total Consideration, less the Consent Payment (the “Tender Offer Consideration”). Holders whose Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date (the “Accrued Interest”).

	Outstanding					Fixed Spread
Title of Notes	Principal Amount	First Call Date	First Call Price	Reference Security	Reference Page	(Basis Points)	Consent Payment
9 3/4% Senior Secured Notes due 2012	$249,995,000	June 1, 2007	$1,048.75	3.625% US Treasury Note due June 30, 2007	PX3	50 bps	$20 per $1,000 principal amount of Notes
     Concurrently with the Tender Offer, the Company is soliciting upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal (which together constitute the “Consent Solicitation”) consents (“Consents”) from Holders to certain proposed amendments (the “Amendments”) to the Indenture, the Notes, the Security Agreement dated as of May 22, 2002 among the Company, each of the Company’s domestic Restricted Subsidiaries (as defined in the Indenture) and The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Security Agreement”) and the Intercreditor Agreement dated as of May 22, 2002 among the Company, The Bank of New York Trust Company, N.A. (as successor to The Bank of New York), as trustee, and Deutsche Bank Trust Company Americas, in its capacity as agent for itself and certain lenders (collectively with the Security Agreement, the “Note Documents”). The Amendments would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sale and change of control offers), certain events of default as well as the security interest that Holders have in the assets of the Company. If you tender your Notes pursuant to the Tender Offer, you must consent to the Amendments with respect to such tendered Notes. Adoption of the Amendments requires the consent of the Holders of a majority in aggregate principal amount of outstanding Notes not owned by the Company or its affiliates. See “The Amendments.”
     The Company reserves the right to terminate, withdraw or amend the Tender Offer and Consent Solicitation at any time and from time to time subject to applicable law, as described herein. The obligation of the Company to purchase Notes under the Tender Offer and pay for Consents is subject to certain conditions, including the condition that the Company has received, on or prior to the Consent Date, Consents which have not been revoked in respect of a majority in principal amount of the Notes and the condition that the Company’s parent, Reliance Steel & Aluminum Co., has, on or prior to the Expiration Date, entered into a bank credit agreement to fund, among other things, all or a portion of the capital that the Company requires to pay for all the Notes purchased in the Tender Offer. The Company reserves the right to waive any of the conditions to the Tender Offer.
     Any questions or requests for assistance concerning the terms of the Tender Offer or the Consent Solicitation may be directed to J.P. Morgan Securities Inc. (the “Dealer Manager”) at the address and the telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the Tender Offer or the Consent Solicitation or for additional copies of this Offer to Purchase, the Letter of Transmittal or the other offer documents may be directed to Global Bondholder Services Corporation (the “Information Agent”) at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their broker, dealer, commercial bank, trust company or other nominee (each a “Custodian”) for assistance concerning the Tender Offer and the Consent Solicitation.
     NONE OF EMJ, RELIANCE STEEL & ALUMINUM CO., THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY (AS DEFINED HEREIN) MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR NOTES PURSUANT TO THE TENDER OFFER OR DELIVER CONSENTS PURSUANT TO THE CONSENT SOLICITATION. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS NOTES, WHETHER TO DELIVER ITS CONSENTS, AND, IF SO, THE PRINCIPAL AMOUNT OF THE NOTES AS TO WHICH ACTION IS TO BE TAKEN.
The Dealer Manager for the Tender Offer and Consent Solicitation is:
JPMorgan
October 12, 2006

IMPORTANT INFORMATION
     Holders should take note of the following dates in connection with the Tender Offer and Consent Solicitation:

Date	Calendar Date	Event
Commencement Date	October 12, 2006	Commencement of the Tender Offer and Consent Solicitation subject to the terms and conditions set forth in the Offer to Purchase and Letter of Transmittal.

Consent Date	5:00 p.m., New York City time, on October 25, 2006, unless extended or earlier terminated by the Company in its sole discretion	The last day and time for Holders to deliver their Consents pursuant to the Consent Solicitation in order to be eligible to receive the Total Consideration including the Consent Payment. Holders validly tendering Notes and delivering Consents after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration, namely the Total Consideration less the Consent Payment.

The last day and time for Holders to validly withdraw tendered Notes and revoke delivered Consents.

Price Determination Date	2:00 p.m., New York City time, on October 26, 2006, unless extended by the Company in its sole discretion	The Dealer Manager calculates the Reference Yield, the Total Consideration and the Tender Offer Consideration.

Expiration Date	Midnight, New York City time, on November 8, 2006, unless extended or earlier terminated by the Company in its sole discretion	The last day and time for Holders to tender Notes pursuant to the Tender Offer in order to be eligible to receive the Tender Offer Consideration and the unpaid Accrued Interest.

Settlement Date	For Notes that have been validly tendered and not withdrawn prior to the Expiration Date and that are accepted for payment, the Settlement Date will be one business day following the Expiration Date, namely November 9, 2006, assuming the Expiration Date is not extended.	Payment of the Total Consideration and the unpaid Accrued Interest for all Notes validly tendered, and not validly withdrawn on or prior to the Consent Date. Payment of the Tender Offer Consideration (namely, the Total Consideration less the Consent Payment) and the unpaid Accrued Interest for all Notes validly tendered, and not validly withdrawn, after the Consent Date and on or prior to the Expiration Date.
     Upon the terms and subject to the conditions set forth in the Offer to Purchase and Letter of Transmittal, we hereby offer to pay an amount in cash equal to the Total Consideration plus the unpaid Accrued Interest to each Holder that validly tenders its Notes and delivers Consents, and does not validly withdraw such tender or revoke such Consents, on or prior to the Consent Date. Holders who validly tender Notes and deliver Consents after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration plus unpaid Accrued Interest. Payment of such amounts is expected to be made on the Settlement Date.
     If the Tender Offer is terminated or withdrawn, neither the Total Consideration nor the Tender Offer Consideration will be paid or become payable. If the Consent Solicitation is terminated or withdrawn, the Consent

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Payment will not be paid or become payable. In the event of a termination or withdrawal of the Tender Offer without any Notes being purchased thereunder, the Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders.
     Notes tendered may be validly withdrawn and Consents delivered may be validly revoked at any time on or prior to the Consent Date, but not thereafter. A valid withdrawal of tendered Notes shall be deemed a valid revocation of the related Consent.
     All Notes accepted for payment in the Tender Offer will cease to accrue interest on the Settlement Date, unless the Company defaults in the payment of amounts payable pursuant to the Tender Offer and the Consent Solicitation. All Notes not tendered or accepted for payment shall continue to accrue interest. Payment for Notes validly tendered and, to the extent applicable, Consents validly delivered, and accepted for payment will be made by our deposit of immediately available funds with Global Bondholder Services Corporation, the depositary for the Tender Offer and the Consent Solicitation (the “Depositary”), which will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to Holders entitled thereto.
     The Company expressly reserves the right, in its sole discretion, subject to the requirements of applicable law, (i) to terminate or withdraw the Tender Offer or Consent Solicitation, (ii) to extend the Expiration Date or the Consent Date, and (iii) to amend the terms of the Tender Offer or Consent Solicitation, subject to any obligation under applicable law to extend the period of time the Tender Offer or Consent Solicitation remains open. The foregoing rights are in addition to our right to delay acceptance for payment of Notes tendered or Consents delivered under the Tender Offer or Consent Solicitation.
     From time to time after the Expiration Date, or after termination or withdrawal of the Tender Offer, we or our affiliates may acquire any Notes that are not tendered and purchased pursuant to the Tender Offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indenture), which may be more or less than the price offered pursuant to the Tender Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates will choose to pursue in the future.
     See “Certain Significant Consequences” and “Material U.S. Federal Income Tax Considerations” for a discussion of certain factors that should be considered in evaluating the Tender Offer and the Consent Solicitation.
     This Offer to Purchase does not constitute an offer to purchase Notes or a solicitation of Consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or “blue sky” laws. Subject to applicable law, delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained herein or incorporated herein by reference is correct as of any time subsequent to the date hereof or, in the case of information incorporated herein by reference, subsequent to the date thereof, or that there has been no change in the information set forth herein or incorporated herein by reference or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof.

     THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL AND THE OTHER OFFER DOCUMENTS CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER OR THE CONSENT SOLICITATION.

     Any Holder desiring to tender Notes and deliver a Consent should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions contained therein, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for the tendered Notes to the Depositary (or transfer such Notes pursuant to the book-entry transfer procedures described herein), (b) request the Holder’s Custodian to effect the transaction or (c) tender through The Depository Trust Company (“DTC”) using its Automated Tender Offer Program (“ATOP”). A Holder with Notes held through a Custodian must contact that Custodian if such Holder desires to tender those Notes and deliver its Consent and promptly instruct such Custodian to tender such Notes and deliver its Consent on its behalf. See “Procedures for Tendering Notes and Delivering Consents.” Please note that if Notes are held by a Custodian, the Custodian may have an earlier deadline for tendering Notes pursuant to the Tender Offer than the Expiration Date and may have an earlier deadline for delivery of Consents pursuant to the Consent Solicitation than the Consent Date.
     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or any of the other offer documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. A Holder may also contact the Dealer Manager at its telephone numbers set forth on the back cover of this Offer to Purchase or such Holder’s Custodian for assistance concerning the Tender Offer and the Consent Solicitation.
     Adoption of the Amendments may have adverse consequences to Holders whose Notes are not tendered and purchased in the Tender Offer because Notes outstanding after consummation of the Tender Offer will not be entitled to the benefit of substantially all the restrictive covenants (other than covenants related to asset sale and change of control offers), certain event of default provisions and the provisions relating to the security interest that Holders have in the assets of the Company presently contained in the Indenture, the Notes and the Note Documents. In addition, following consummation of the Tender Offer and adoption of the Amendments, the liquidity of the trading market for any Notes that remain outstanding may be significantly reduced. See “Certain Significant Consequences” and “The Amendments.”
     None of Earle M. Jorgensen Company, Reliance Steel & Aluminum Co., their management or boards of directors, the Dealer Manager, the Depositary, the Information Agent or their respective affiliates makes any recommendation to any Holder as to whether to tender any Notes in connection with the Tender Offer or to deliver any Consents in connection with the Consent Solicitation. None of Earle M. Jorgensen Company, Reliance Steel & Aluminum Co., their management or boards of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Tender Offer or the Consent Solicitation other than the information and representations contained in this Offer to Purchase, the Letter of Transmittal and the other offer documents. If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, information or representation as having been authorized by Earle M. Jorgensen Company, Reliance Steel & Aluminum Co., the Dealer Manager, the Depositary or the Information Agent.

EARLE M. JORGENSEN COMPANY
Overview
     We are a leading distributor of metal bar and tubular products used by North American manufacturing companies and have been in business for over 80 years. We stock approximately 25,000 different metal products in various quantities from primary producers, including a broad mix of carbon, alloy and stainless steel and aluminum bar, tubular and plate products. We ship these metal products in smaller quantities to over 35,000 customer locations spanning various industries, including machine tools, industrial equipment, transportation, fluid power, oil, gas and energy, fabricated metal, and construction and agricultural equipment. We distribute our broad range of metal products and provide our customers value-added metal processing and inventory management services from our distribution network of 40 strategically located service and processing centers in the United States and Canada.
     We operate in one reportable segment – the metals service center industry – through a network of 40 service and processing centers strategically located throughout North America, including five service centers in Canada. For the fiscal year ended March 31, 2006, we generated revenues of $1,789.8 million and reported net income of $76.3 million.
     We are a wholly-owned subsidiary of Reliance Steel & Aluminum Co., a California corporation (“Reliance”) (NYSE:RS). Our principal executive office is located at 10650 Alameda Street, Lynwood, California 90262, and our telephone number is (323) 567-1122.
Acquisition by Reliance Steel & Aluminum Co.
     On April 3, 2006, Reliance completed its acquisition of EMJ. EMJ was merged with and into (the “Merger”) RSAC Acquisition Corp., a Delaware corporation formed on January 12, 2006 (the “Surviving Corporation”), which, as the surviving corporation, continues to operate as a wholly-owned subsidiary of Reliance, and the Surviving Corporation changed its name to “Earle M. Jorgensen Company” pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated January 17, 2006 by and among Reliance, the Surviving Corporation and EMJ as described in EMJ’s Current Report on Form 8-K that was filed with the Securities and Exchange Commission (the “Commission”) on January 20, 2006.

AVAILABLE INFORMATION AND INCORPORATION OF DOCUMENTS BY
REFERENCE
     We file reports and other information with the Commission. The following documents filed by us are hereby incorporated by reference and considered to be a part of this Offer to Purchase:
•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2006; and

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006.
     All documents and reports filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Acts of 1934, as amended (the “Exchange Act”), after the date of this Offer to Purchase and prior to the expiration or termination of the Tender Offer shall be deemed to be incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Any statement contained in a document or report incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
     Holders of Notes may request a copy of these filings, at no cost, by writing or telephoning us at: c/o Reliance Steel & Aluminum Co.; Investor Relations; 350 South Grand Avenue, Suite 5100, Los Angeles, California 90071, telephone number (213) 687-7700.
     The filings described above may be inspected and copied at the public reference facilities of the Commission located on the date of this Offer to Purchase at 100 F Street, N.E., Washington, D.C. Copies of such material may be obtained by mail, upon payment of the Commission’s prescribed rates, by writing to the Public Reference Section of the Commission located on the date of this Offer to Purchase at 100 F Street, N.E., Washington, D.C. 20549, and also may be obtained without charge from the Commission’s website at http://www.sec.gov.
     Copies of the Indenture and the Note Documents have been filed as exhibits to the registration statement relating to the Notes, and are also available from the Commission’s website.
FORWARD-LOOKING STATEMENTS
     Some of the information contained in this Offer to Purchase, including the documents incorporated by reference herein, may contain forward-looking statements. All statements, other than statements of historical facts included in this Offer to Purchase and the documents incorporated by reference herein, that address activities, events or developments that we expect or anticipate to occur in the future, including future operating results and prospects for our products and business (often, but not always, through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “projection,” “target,” “outlook,” “intends,” “plans,” and “predicts”), are forward-looking statements. Although we believe that in making such forward-looking statements our expectations are based on reasonable assumptions, such forward-looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control and which could cause our actual results and experience to differ materially from those anticipated in these forward-looking statements. These forward-looking statements are affected by risks, uncertainties and assumptions that we make, including, among other things:
•	We service industries that are highly cyclical, and downturns in our customers’ industries could reduce our revenue and profitability.

•	If we were to lose any primary suppliers or otherwise be unable to obtain sufficient amounts of necessary metals on a timely basis, we may not be able to meet our customers’ needs and may suffer reduced sales.

•	The success of our business is affected by general economic conditions and, accordingly, our business was adversely impacted by the economic slowdown or recession in 2003, 2002 and 2001. Similar changes in economic conditions could occur in future periods.

•	Our future operating results depend on a number of factors beyond our control, such as the prices for and the availability of metals, which could cause our results to fluctuate significantly over time. During periods of low customer demand it could be more difficult for us to pass through price increases to our customers,

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which could reduce our gross profit and net income.

•	Changes in demand for the products that we sell can cause significant fluctuations in both availability and cost of the products. A significant or rapid decline in costs from current levels could have a severe negative impact on our gross profit.

•	Foreign currency exchange rates could change, which could affect the price we pay for certain metals and the results of our foreign operations.

•	There are risks and uncertainties involved in adopting or implementing new processes or new technologies, such as the improvements of our information management system and the improvements at our Chicago facility which included expanding and upgrading our Kasto automated inventory storage and retrieval system.

•	Our business is very competitive and increased competition could reduce our gross profit margins and net income.

•	Our substantial indebtedness could impair our financial condition and reduce the funds available for other purposes, and any failure to comply with the covenants contained in our debt instruments could result in an event of default that could adversely affect our operating results.

•	Reliance may be unable to obtain adequate financing commitments to provide us with adequate working capital and funds to pay for all of the Notes tendered in the Tender Offer.

•	As a decentralized business, we depend on both senior management and our operating employees; if we are unable to attract and retain these individuals, our results of operations may be adversely affected.

•	We are subject to various environmental and other governmental regulations which may require us to expend significant capital and incur substantial costs.

•	We may discover internal control deficiencies in our decentralized operations, which may result in a negative impact on our results of operations.

•	Tax audits could result in additional taxes, plus interest and penalties being assessed against us.

•	Other economic, business, competitive or regulatory factors may affect our businesses generally as described in our filings with the Commission.
     We are also affected by risks, uncertainties and assumptions that are more fully discussed in “Item 1A–Risk Factors” beginning on page 7 of our Annual Report on Form 10-K for the year ended March 31, 2006.
     In addition, there may be other factors that could cause our actual financial condition or results to be materially different from the financial condition or results referenced in the forward-looking statements. Many of these factors will be important in determining our actual future financial condition or results. Consequently, no forward-looking statement can be guaranteed. Our actual future results and financial condition may vary materially from those expressed or implied in any forward-looking statements.
     All forward-looking statements included in this Offer to Purchase and the documents incorporated by reference herein are based on information available to us on the date of this Offer to Purchase. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained throughout this Offer to Purchase and the documents incorporated by reference herein.

SUMMARY
     This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offer or the Consent Solicitation. The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Offer to Purchase and the Letter of Transmittal. Capitalized terms not otherwise defined in this summary have the meanings assigned to them elsewhere in this Offer to Purchase and the Letter of Transmittal.

The Company	Earle M. Jorgensen Company, a Delaware corporation.

The Notes	9 3/4% Senior Secured Notes due 2012

The Tender Offer	We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, any and all of the outstanding Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date. Holders who desire to tender their Notes pursuant to the Tender Offer must consent to the Amendments and Holders may not deliver Consents without tendering the related Notes. See “The Tender Offer and Consent Solicitation.”

The Consent Solicitation	We are soliciting Consents to the Amendments to the Indenture and the Note Documents, which would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sale and change of control offers), certain events of default as well as the security interest that Holders have in the assets of the Company.

Total Consideration	The total consideration for each $1,000 principal amount of the Notes tendered on or prior to the Consent Date and accepted for payment pursuant to the Tender Offer shall be an amount (calculated as described in Schedule I) equal to (i) the present value of $1,048.75, the First Call Price, discounted to the Settlement Date from the First Call Date, plus the present value on the Settlement Date of all interest that would be payable beginning on the next payment date up until the First Call Date, in each case determined on the basis of the Tender Offer Yield to the First Call Date, equal to the sum of (x) the Reference Yield, as calculated by the Dealer Manager in accordance with standard market practice based on the bid price for the Reference Security as of the Price Determination Date, as reported on the Quotation Report, or any recognized quotation source selected by the Dealer Manager in its sole discretion if the Quotation Report is not available or is erroneous, plus (y) 50 basis points minus (ii) any accrued and unpaid interest to, but not including, the Settlement Date. The Total Consideration includes a payment of $20 per $1,000 principal amount of Notes (the “Consent Payment”), which is payable only in respect of Notes tendered with Consents on or prior to the Consent Date. Holders validly tendering Notes and delivering Consents after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration, namely the Total Consideration less the Consent Payment.

Tender Offer Consideration	The Total Consideration less the Consent Payment.

Accrued Interest	Subject to the terms and conditions of the Tender Offer, in addition to the Total Consideration or the Tender Offer Consideration, as the case may be, Holders whose Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date.

Price Determination Date	2:00 p.m., New York City time, on October 26, 2006, assuming that the Consent Date is not extended by us.

Consent Date	5:00 p.m., New York City time, on October 25, 2006, unless extended or earlier terminated by us in our sole discretion. It is expected that we will execute the Supplemental Indenture and amendments to the Note Documents promptly after the Consent Date, assuming that the requisite Consents are delivered. The Amendments will not become operative, however, until Notes are accepted for payment pursuant to the Tender Offer.

Expiration Date	Midnight, New York City time, on November 8, 2006, unless extended or earlier terminated by us, in our sole discretion. See “Expiration Date; Consent Time; Extension; Amendment and Termination.”

Settlement Date	For Notes that have been validly tendered on or prior to the Expiration Date and not validly withdrawn prior to the Consent Date, the Settlement Date will be one business day following our acceptance of such Notes, which we expect to occur on or promptly following the Expiration Date, namely November 9, 2006 unless the Tender Offer is extended. We reserve the right to accept for purchase and pay for all Notes validly tendered on or prior to the Expiration Date and not validly withdrawn prior to the Consent Date and, subject to the requirements of applicable law, to keep the Tender Offer open or extend the Expiration Date to a later date and time announced by us, and to waive any conditions to the Tender Offer for Notes validly tendered, and not validly withdrawn, on or prior to the Expiration Date. See “Acceptance for Purchase and Payment.”

Purposes of the Tender Offer and the Consent Solicitation	The principal purpose of the Tender Offer is to acquire all of the outstanding Notes and to eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sale and change of control offers), certain events of default as well as the security interest that Holders have in the assets of the Company. See “Purposes of the Tender Offer and the Consent Solicitation.”

Conditions of the Tender Offer	Consummation of the Tender Offer is conditioned upon the satisfaction or waiver of the conditions described under “Conditions of the Tender Offer and Consent Solicitation,” including, but not limited to, the condition that we shall have received, on or prior to the Consent Date, Consents which have not been revoked in respect of a majority in principal amount of the Notes and the condition that the Company’s parent, Reliance, shall have, on or prior to the Expiration Date, entered into a bank credit agreement to fund, among other things, all or a portion of the capital that the Company requires to pay for all the Notes purchased in the Tender Offer. We reserve the right, in our sole discretion, to waive any or all conditions of the Tender Offer. See “Conditions of the Tender Offer and Consent Solicitation.”

Withdrawal Rights	Tenders of Notes may be withdrawn and Consents may be revoked at any time before the Consent Date, but not thereafter, by following the procedures described herein. A valid withdrawal of tendered Notes before the Consent Date shall be deemed a revocation of the related Consent. See “Withdrawal of Tenders; Revocation of Consents and Absence of Appraisal Rights.”

Procedures for Tendering Notes and delivering Consents	Any Holder desiring to tender Notes and deliver Consents should either (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions therein, mail or deliver it and any other required documents to the Depositary, and deliver the certificates for the tendered Notes to the Depositary (or transfer such Notes pursuant to the book-entry transfer procedures described herein), (b) request the Holder’s Custodian to effect the transaction or (c) tender through DTC using ATOP. A Holder with Notes held through a Custodian must contact that Custodian if such Holder desires to tender those Notes and deliver a Consent and promptly instruct such Custodian to tender such Notes and deliver a Consent on its behalf. See “Procedures for Tendering Notes and Delivering Consents.”

The Amendments	The Amendments would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sale and change of control offers), certain event of default provisions as well as provisions relating to the security interest that Holders have in the assets of the Company, and modify or eliminate certain other provisions contained in the Indenture, the Notes and the Note Documents. Adoption of the Amendments may have adverse consequences to Holders whose Notes are not tendered and purchased in the Tender Offer because Notes outstanding after consummation of the Tender Offer will not be entitled to the benefit of substantially all the restrictive covenants (other than the covenants related to asset sale and change of control offers), certain event of default provisions and provisions relating to the security interest that Holders have in the assets of the Company presently contained in the Indenture, the Notes and the Note Documents. See “Certain Significant Consequences” and “The Amendments.”

Material U.S. Federal Income Tax Considerations	For a discussion of material U.S. federal income tax considerations of the Tender Offer and the Consent Solicitation, see “Material U.S. Federal Income Tax Considerations.”

Certain Significant Consequences	For a discussion of certain consequences in deciding whether to participate in the Tender Offer and the Consent Solicitation, see “Certain Significant Consequences.”

The Dealer Manager	J.P. Morgan Securities Inc.

The Depositary	Global Bondholder Services Corporation

The Information Agent	Global Bondholder Services Corporation

Trustee for the Notes	The Bank of New York Trust Company, N.A.

Additional Documentation; Further Information; Assistance	Any questions or requests for assistance concerning the terms of the Tender Offer or the Consent Solicitation may be directed to the Dealer Manager at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Any questions or requests for assistance concerning the Tender Offer, the Consent Solicitation or for additional copies of this Offer to Purchase, the Letter of Transmittal or the other offer documents may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase. Beneficial owners may also contact their Custodian for assistance concerning the Tender Offer and the Consent Solicitation.

DESCRIPTION OF THE NOTES
General
     The Notes were issued pursuant to the Indenture, dated as of May 22, 2002, between EMJ and The Bank of New York, as trustee, as amended by the First Supplemental Indenture, dated as of April 3, 2006, between EMJ, RSAC Acquisition Corp. and The Bank of New York Trust Company, N.A. (the “Trustee”), as trustee (such indenture, as amended, the “Indenture”). Pursuant to an Agreement of Resignation, Appointment and Acceptance among EMJ, The Bank of New York and the Trustee, effective June 1, 2005, the Trustee succeeded to The Bank of New York as trustee under the Indenture. The terms of the Notes are those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Holders are referred to the Indenture and the Trust Indenture Act for a statement thereof.
     The Notes were issued on May 22, 2002 in connection with an exchange offer that was made pursuant to a registration rights agreement entered into by us when we issued our then outstanding 9 3/4% Senior Secured Notes due 2012. Interest on the Notes accrues at 9 3/4% per annum, payable semi-annually in arrears on each June 1 and December 1 to the holders of record of the Notes as of the preceding May 15 and November 15.
     We may redeem all or a part of the Notes after June 1, 2007 at specified redemption prices set forth in the Notes, plus accrued and unpaid interest to, but not including, the redemption date.
     The Indenture currently restricts, among other things, our ability and the ability of most or all of our subsidiaries to incur additional indebtedness, pay dividends and make distributions, make certain investments, transfer and sell assets, create certain liens, engage in sale-leaseback transactions, engage in certain transactions with affiliates and consolidate or merge all or substantially all of our assets and the assets of our subsidiaries. The Indenture and Note Documents also provide Holders with a security interest over certain of the Company’s assets. However, the Amendments would eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sale and change of control offers), certain events of default as well as the Holders’ security interest in the assets of the Company.
PURPOSES OF THE TENDER OFFER AND CONSENT SOLICITATION
     The principal purposes of the Tender Offer and the Consent Solicitation are to acquire all of the outstanding Notes and to eliminate substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sale and change of control offers), certain events of default as well as the Holders’ security interest in the assets of the Company.

CERTAIN SIGNIFICANT CONSEQUENCES
     In deciding whether to participate in the Tender Offer and the Consent Solicitation, each Holder should consider carefully, in addition to the other information contained or incorporated by reference in this Offer to Purchase, the following consequences.
Limited Trading Market
     To the extent that Notes are traded, prices for the Notes may fluctuate greatly depending on the trading volume and the balance between buy and sell orders. In addition, quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. Holders of Notes are urged to contact their brokers to obtain the best available information as to current market prices. To the extent that Notes are purchased in the Tender Offer, the trading market for the Notes would become even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for Notes not purchased may be affected adversely to the extent that the principal amount of Notes tendered pursuant to the Tender Offer reduces the float. The reduced float may also make the trading price more volatile. There can be no assurance that any trading market will exist for the Notes following the consummation of the Tender Offer. The extent of the public market for the Notes following consummation of the Tender Offer will depend upon, among other things, the remaining outstanding principal amount of Notes, the number of Holders and the interest in maintaining a market in the Notes on the part of securities firms. We do not intend to create or sustain a market for any Notes that remain outstanding following the consummation of the Tender Offer.
Effects of the Amendments
     If the Amendments become operative, Notes that are not tendered and purchased pursuant to the Tender Offer will remain outstanding and will be subject to the terms of the Indenture and Note Documents as modified by the supplemental indenture and Note Document amendments effecting the Amendments. Among other things, as a result of the adoption of the Amendments, substantially all of the restrictive covenants contained in the Indenture (and related references in the Notes) (other than covenants related to asset sale and change of control offers), certain events of default with respect to the Notes and the Holders’ security interest in the assets of the Company will be eliminated and Holders of Notes not tendered and purchased will no longer be entitled to the benefits of such covenants, events of default or security interest. The elimination of these covenants, events of default and security interest will permit us to take certain actions previously prohibited that could increase the credit risks with respect to us, adversely affect the market price and credit rating of the remaining Notes or otherwise be materially adverse to the interest of Holders. See “The Amendments.”
Limited Public Information
     Pursuant to the requirements of the Indenture, we are obligated to file annual and other reports with the Commission, even though such reports are not required under the Exchange Act since there are fewer than 300 record Holders. If the Amendments are adopted, we will not be obligated, and will likely cease, to file annual or other reports with the Commission. If we cease to file such reports, public information related to our capitalization, cash flows, net income and results of operations may not be available to Holders of the Notes or other investors, which may adversely affect liquidity and trading prices for the Notes.
Subsequent Repurchase of the Notes
     We and our affiliates reserve the right, in our sole discretion, to purchase from time to time any Notes that remain outstanding after the Expiration Date or after termination or withdrawal of the Tender Offer through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indenture), which may be more or less than the price offered pursuant to the Tender Offer and could be for cash or other consideration.

THE TENDER OFFER AND CONSENT SOLICITATION
     This Offer to Purchase and the Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Tender Offer or the Consent Solicitation.
Introduction
     We hereby offer, upon the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal, to purchase for cash any and all of the outstanding Notes that are validly tendered (and not validly withdrawn prior to the Consent Date) to the Depositary on or prior to the Expiration Date for the consideration described below. Holders who validly tender their Notes on or prior to the Consent Date and who do not withdraw their Notes prior to the Consent Date will be eligible to receive the Total Consideration described below. Holders validly tendering Notes and delivering Consents after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration, namely the Total Consideration less the Consent Payment. We will accept tenders of Notes in principal amounts of $1,000 or multiples thereof.
     The Board of Directors of the Company (the “Board”) has approved the Tender Offer and the Consent Solicitation. However, neither the Board nor management of the Company is making any recommendation to the Holders as to whether to tender or refrain from tendering all or any portion of the Notes in the Tender Offer or to deliver or withhold Consents pursuant to the Consent Solicitation. Each Holder must decide whether to tender Notes, and if tendering, the principal amount of Notes to tender and to deliver Consents. The Holders are urged to review carefully all of the information contained or incorporated by reference in this Offer to Purchase and to obtain current market quotations for the Notes.
Total Consideration
     Total Consideration for each $1,000 principal amount of Notes shall be equal to (i) the present value of $1,048.75, the First Call Price, discounted to the Settlement Date from the First Call Date plus the present value on the Settlement Date of all interest that would be payable beginning on the next payment date up until the First Call Date, in each case determined on the basis of the Tender Offer Yield, equal to the sum of (x) the yield on the Reference Security as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on the business day immediately following the Consent Date, namely October 26, 2006, assuming that the Consent Date is not extended, as displayed on the applicable Bloomberg page set forth in the table on the cover page of this Offer to Purchase and Consent Solicitation or any other source selected by the Dealer Manager in its sole discretion if the Bloomberg Government Pricing Monitor is not available or is erroneous, and (y) 50 basis points, minus (ii) accrued and unpaid interest from the last interest payment date to but not including the Settlement Date. The Total Consideration includes a payment of $20 per $1,000 principal amount of Notes. Only Notes tendered with Consents on or prior to the Consent Date will be eligible to receive the Total Consideration. Holders validly tendering Notes after the Consent Date and on or prior to the Expiration Date will be eligible to receive only the Tender Offer Consideration, namely the Total Consideration less the Consent Payment. Holders whose Notes are purchased in the Tender Offer will also be paid unpaid Accrued Interest from the last interest payment date to, but not including, the Settlement Date.
     The Reference Yield will be calculated by the Dealer Manager in accordance with standard market practice, as of 2:00 p.m., New York City time, on the Price Determination Date. We expect to publicly announce the pricing information referred to above by press release to the Business Wire or similar service by 5:00 p.m., New York City time, on the Price Determination Date.
     The following table sets forth for the Notes the Reference Security and the Fixed Spread. Also included in the table below are columns showing for each $1,000 principal amount of Notes the hypothetical Tender Offer Consideration, hypothetical Total Consideration, based on the yield to maturity of the Reference Security at 11:00 a.m., New York City time, on October 11, 2006, and assuming the Settlement Date of November 9, 2006, which we expect to be the Settlement Date in respect of Notes validly tendered and not withdrawn on or prior to the Expiration Date, assuming the Expiration Date is not extended. The hypothetical Total Consideration and hypothetical Tender Offer Consideration are exclusive of accrued and unpaid Accrued Interest. The table also shows such unpaid Accrued Interest that would be payable based on the assumed Settlement Date. We cannot assure you that the actual Total Consideration or Tender Offer Consideration for any Note will be equal to the hypothetical Tender Offer Consideration or hypothetical Total Consideration shown below. Hypothetical calculations of the Total Consideration and the Tender Offer Consideration applying the assumptions and methodologies to be used in determining the Total Consideration and the Tender Offer Consideration are set forth in Schedule II.

			Hypothetical Total	Hypothetical Tender	Unpaid Accrued
Security Description	Reference Security	Fixed Spread	Consideration	Offer Consideration	Interest
9 3/4% Senior Secured Notes due 2012	3.625% US Treasury Note due June 30, 2007	50 bps	$1,070.01	$1,050.01	$42.79
     Prior to 2:00 p.m., New York City time, on the Price Determination Date, Holders may obtain hypothetical quotes of the yield of the Reference Security (calculated as of a then recent time) and the resulting hypothetical Tender Offer Consideration and hypothetical Total Consideration by contacting the Dealer Manager at its telephone numbers set forth on the back cover of this Offer to Purchase. After such time on the Price Determination Date, Holders may ascertain the yield on the Reference Security as of the Price Determination Date and the resulting Tender Offer Consideration and Total Consideration by contacting the Dealer Manager at its telephone numbers set forth on the back cover of this Offer to Purchase. In addition, by 5:00 p.m., New York City time, on the Price Determination Date, we expect to publicly announce the pricing information referred to above by press release to the Business Wire or similar service.
     Because the Total Consideration and the Tender Offer Consideration prior to the Price Determination Date are based on a fixed spread pricing formula that is linked to a yield on a Reference Security, the actual amount of cash that will be received by a tendering Holder pursuant to the Tender Offer and the Consent Solicitation will be affected by changes in such yield during the term of the Tender Offer prior to 2:00 p.m., New York City time, on the Price Determination Date. After the determination of the Total Consideration and the Tender Offer Consideration on the Price Determination Date, when such consideration is no longer linked to the Reference Security, the actual amount of cash that a tendering Holder will be eligible to receive pursuant to the Tender Offer and the Consent Solicitation will be known and Holders will be able to ascertain the Total Consideration and the Tender Offer Consideration in the manner described above.
     Unless we default in the payment of the amounts payable pursuant to the Tender Offer and the Consent Solicitation, all Notes accepted for payment pursuant to the Tender Offer shall cease to accrue interest on the Settlement Date. All Notes not tendered or accepted for payment shall continue to accrue interest.
     Notes tendered may be validly withdrawn at any time on or prior to the Consent Date, but not thereafter. A valid withdrawal of tendered Notes shall be deemed a valid revocation of the tender of the Notes and the related Consent. In the event of a termination or withdrawal of the Tender Offer without any Notes being purchased thereunder, the Notes tendered pursuant to the Tender Offer will be promptly returned to the tendering Holders. See “Withdrawal of Tenders; Revocation of Consents and Absence of Appraisal Rights.”
     Holders that tender their Notes pursuant to the Tender Offer and in accordance with the procedures described in this Offer to Purchase will be deemed to have delivered their Consent pursuant to the Consent Solicitation, whether or not the Notes are tendered prior to the Consent Date. Holders may not deliver Consents without tendering their Notes nor may they tender Notes without delivering Consents.
Source and Amount of Funds
     We estimate that we would need approximately $278.2 million to purchase all Notes that are outstanding for purposes of the Tender Offer and the Consent Solicitation, to pay all unpaid Accrued Interest on the Notes and to pay all fees and expenses in connection with the Tender Offer and Consent Solicitation, assuming that all outstanding Notes are validly tendered prior to the Consent Date and that the Total Consideration equals $1,070.01 per $1,000 principal amount of Notes as well as a Settlement Date of November 9, 2006. We expect to use cash on hand and/or capital provided by Reliance to pay for all of the Notes we purchase in the Tender Offer and the related expenses. In order to fund all or            a portion of the capital that Reliance intends to provide to us, Reliance expects to enter into an agreement providing for a new credit facility with lending commitments of at least $900,000,000 on or prior to the Expiration Date, which agreement will be effective as of the Settlement Date.
     Payment for Notes validly tendered and Consents validly delivered and accepted for payment will be made by our deposit of immediately available funds with the Depositary, which will act as agent for the tendering Holders for the purpose of receiving payments from us and transmitting such payments to Holders entitled thereto.

EXPIRATION DATE; CONSENT TIME; EXTENSION;
AMENDMENT AND TERMINATION
     The Tender Offer will expire at midnight, New York City time, on November 8, 2006, unless extended or earlier terminated by us in our sole discretion. The Consent Solicitation will expire at 5:00 p.m., New York City time, on October 25, 2006, unless extended or earlier terminated by us in our sole discretion. If the Tender Offer or the Consent Solicitation are extended, “Expiration Date” and “Consent Date” shall mean the time and date on which the Tender Offer and the Consent Solicitation, respectively, as so extended, expire. Subject to the requirements of applicable law, we reserve the right to extend the Expiration Date or the Consent Date, from time to time or for such period or periods as we may determine in our sole discretion by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making a public announcement by press release to Business Wire or a similar service at or prior to 9:00 a.m., New York City time, on the next business day following the previously established Expiration Date or Consent Date, as the case may be. During any extension of the Tender Offer and the Consent Solicitation, all Notes previously tendered and not accepted for purchase will remain subject to the Tender Offer and may, subject to the terms and conditions of the Tender Offer and the Consent Solicitation, be accepted for purchase by us.
     To the extent we are legally permitted to do so, subject to the requirements of applicable law, we reserve the absolute right, in our sole discretion, to at any time (i) waive any condition to the Tender Offer and the Consent Solicitation or (ii) amend any of the terms of the Tender Offer and Consent Solicitation. If we make a material change in the terms of the Tender Offer and the Consent Solicitation or waive a material condition of the Tender Offer and the Consent Solicitation, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Depositary and will disseminate additional offer documents and will extend the Tender Offer and Consent Solicitation to the extent required by law. We reserve the right to terminate or withdraw the Tender Offer or Consent Solicitation. Any such termination or withdrawal will be followed promptly by public announcement thereof. In the event that we terminate or withdraw the Tender Offer and the Consent Solicitation, we will give immediate notice thereof to the Depositary, and all Notes theretofore tendered and not accepted for payment shall be returned promptly to the tendering Holders. In the event that the Tender Offer is terminated or withdrawn, no consideration will be paid or become payable in respect of any Notes not previously accepted for payment. See “Withdrawal of Tenders; Revocation of Consents and Absence of Appraisal Rights” and “Conditions of the Tender Offer and Consent Solicitation.”
     There can be no assurance that we will exercise our right to extend the Expiration Date or the Consent Date.
ACCEPTANCE FOR PURCHASE AND PAYMENT
     Upon the terms and subject to the conditions of the Tender Offer, we will accept for purchase Notes validly tendered pursuant to the Tender Offer (or defectively tendered, if such defect has been waived by us), and not validly withdrawn, upon the satisfaction or waiver of the conditions to the Tender Offer specified herein under “Conditions of the Tender Offer and Consent Solicitation.” We will promptly pay for Notes accepted. We reserve the right, in our sole discretion, to delay acceptance for purchase of Notes tendered under the Tender Offer or the payment for Notes accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer), or to terminate the Tender Offer and not accept for purchase any Notes not theretofore accepted for purchase, if any of the conditions set forth under “Conditions of the Tender Offer and Consent Solicitation” shall not have been satisfied or waived by us or in order to comply with any applicable law. In all cases, payment for Notes accepted for purchase pursuant to the Tender Offer will be made only after timely delivery of certificates representing tendered Notes, confirmation of book-entry transfer of the Notes or satisfaction of DTC’s ATOP procedures, and receipt of any other documents required in connection therewith.
     Subject to the satisfaction or waiver of the conditions to the Tender Offer and the Consent Solicitation, we expect to accept for payment Notes validly tendered and not withdrawn on or prior to the Expiration Date promptly after the Expiration Date. Payment of the Total Consideration or the Tender Offer Consideration, as the case may be, shall be made promptly following the Expiration Date.
     For purposes of the Tender Offer, we will be deemed to have accepted for purchase validly tendered Notes (or defectively tendered Notes, if such defect has been waived by us) and validly delivered Consents if, as and when we give oral (confirmed in writing) or written notice thereof to the Depositary. Payment for Notes and Consents accepted for purchase in the Tender Offer and Consent Solicitation on or prior to the Settlement Date will be made by us by depositing such payment with the Depositary, which will act as agent for the Holders for the purpose of receiving the Total Consideration or the Tender Offer Consideration, as the case may be, and unpaid Accrued Interest and transmitting such consideration to the Holders.
     Tenders of Notes pursuant to the Tender Offer will be accepted only in principal amounts equal to $1,000 or any multiple thereof. Holders whose Notes are being purchased only in part shall be issued new Notes in book-entry form only and equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or multiples thereof. If, for any reason, acceptance for purchase of, or payment for, validly tendered Notes or validly delivered Consents pursuant to the Tender Offer or Consent Solicitation is delayed or we are unable to accept for purchase, or to pay for, validly tendered Notes or validly delivered Consents pursuant to the Tender Offer and Consent Solicitation, then the Depositary may, nevertheless, on our behalf, retain tendered Notes and delivered Consents, without prejudice to our rights described under “Expiration Date; Extension; Amendment and Termination,” “Conditions of the Tender Offer and Consent Solicitation” and “Withdrawal of Tenders; Revocation of Consents and Absence of Appraisal Rights” (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer). If any tendered Notes are not accepted for purchase for any reason pursuant to the terms and conditions of the Tender Offer, such Notes will be credited to the account from which such Notes were delivered promptly following the Expiration Date or the termination or withdrawal of the Tender Offer.
     We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase all or any portion of the Notes tendered pursuant to the Tender Offer or Consents delivered pursuant to the Consent Solicitation, but any such transfer or assignment will not relieve us of our obligations under the Tender Offer or Consent Solicitation and will in no way prejudice the rights of tendering Holders to receive payment for their Notes validly tendered and Consents validly delivered, and accepted for payment pursuant to the Tender Offer and Consent Solicitation. Holders whose Notes are tendered and accepted for payment pursuant to the Tender Offer will be entitled to unpaid Accrued Interest on their Notes up to, but not including, the Settlement Date. Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to the Holders of purchased Notes or otherwise.
     Tendering Holders of Notes purchased in the Tender Offer will not be obligated to pay brokerage commissions, fees or, except in the circumstances described in the Letter of Transmittal, transfer taxes to us with respect to the purchase of their Notes. We will pay all charges and expenses incurred by us in connection with our making the Tender Offer. See “Persons Employed in Connection with the Tender Offer” and “Miscellaneous.”
PROCEDURES FOR TENDERING NOTES AND DELIVERING CONSENTS
     The tender of Notes before the Consent Date pursuant to the Tender Offer and in accordance with the procedures described below will be deemed to constitute the delivery of a Consent with respect to the Notes tendered. Holders may not deliver Consents without tendering their Notes in the Tender Offer. Holders that validly tender their Notes (or defectively tender their Notes, if such defect has been waived by us) and deliver Consents on or before the Consent Date will be eligible to receive the Total Consideration plus unpaid Accrued Interest. Notes tendered after the Consent Date but on or before the Expiration Date will be eligible to receive only the Tender Offer Consideration plus unpaid Accrued Interest.
     A defective tender of Notes (which defect is not waived by us) will not constitute valid delivery of the Notes or Consents and will not entitle the Holder thereof to any payment pursuant to the Tender Offer or the Consent Solicitation.
Tender of Notes
     For a Holder to validly tender Notes pursuant to the Tender Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer) an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. In addition, on or prior to the Expiration Date, either (a) certificates for tendered Notes must be received by the Depositary at such address or (b) such Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal). The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

     If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, or if certificates for unpurchased Notes are to be issued to a person other than the Holder of record, the certificates must be endorsed or accompanied by appropriate bond powers, in either case signed exactly as the name of the holder of record (the “Record Holder”) appears on the certificates, with the signature on the certificates or bond powers guaranteed as described below. If the Notes are held of record in the name of a person other than the signer of the Letter of Transmittal, then the certificates must be accompanied by a completed irrevocable proxy authorizing the signatory to deliver Consent with respect to such Notes.
     Need for Guarantee of Signature. Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, unless the Notes tendered thereby are tendered (a) by the Record Holder of such Notes and that Holder has not completed either of the boxes entitled “A. Special Issuance/Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal, or (b) for the account of a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).
     Book-Entry Delivery of the Notes; Tender through ATOP. Within two business days after the date of this Offer to Purchase, the Depositary will establish an account with respect to the Notes at DTC for purposes of the Tender Offer and the Consent Solicitation. Any financial institution that is a participant in DTC may make book-entry delivery of Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of the Notes may be effected through book-entry at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or (in the case of a book-entry transfer) an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents, must be transmitted to and received by the Depositary on or prior to the Consent Date, in order to be eligible to receive the Total Consideration, or the Expiration Date, in order to be eligible to receive the Tender Offer Consideration, at its address set forth on the back cover of this Offer to Purchase. Delivery of such documents to DTC does not constitute delivery to the Depositary.
     Holders who are tendering by book-entry transfer to the Depositary’s account at DTC may execute their tender through DTC’s ATOP system by transmitting their acceptance to DTC in accordance with DTC’s ATOP procedures; DTC will then verify the tender, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary. Delivery of the Agent’s Message by DTC will satisfy the terms of the Tender Offer and the Consent Solicitation in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent’s Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.
     Mutilated, Lost, Stolen or Destroyed Certificates. If a Holder desires to tender Notes, but the certificates evidencing such Notes have been mutilated, lost, stolen or destroyed, such Holder should contact the Trustee for further instructions.
     Backup Withholding. Under U.S. federal income tax laws, the Depositary may be required to withhold 28% of the amount of any payments made to certain Holders pursuant to the Tender Offer and the Consent Solicitation. As discussed in the section called “Material U.S. Federal Income Tax Considerations”, you cannot use the tax summaries herein for the purpose of avoiding penalties that may be asserted against you under the Internal Revenue Code.
     General. The tender of Notes pursuant to the Tender Offer by one of the procedures set forth above will constitute (a) an agreement between the tendering Holder and the Company in accordance with the terms and subject to the conditions of the Tender Offer and (b) the Consent of the tendering Holder to the Amendments.
     The method of delivery of the Letter of Transmittal, certificates for Notes and all other required documents is at the election and risk of the tendering Holder. If a Holder chooses to deliver by mail, the recommended method is by registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.
     Please note that if Notes are held by a Custodian, the Custodian may have an earlier deadline for tendering Notes pursuant to the Tender Offer and delivery of the Consents pursuant to the Consent Solicitation than the Consent Date or Expiration Date, as the case may be.
     By tendering Notes through book-entry transfer as described in this Offer to Purchase, and subject to, and effective upon, acceptance for purchase of, and payment for, the Notes tendered therewith, a tendering Holder acknowledges receipt of this Offer to Purchase and (i) sells, assigns and transfers to, or upon the order of, the Company all right, title and interest in and to all the Notes tendered thereby, (ii) waives any and all other rights with respect to the Notes (including, without limitation, the tendering Holder’s waiver of any existing or past defaults and their consequences in respect of the Notes, the Indenture and the Note Documents), (iii) releases and discharges the Company and Reliance from any and all claims such Holder may have now, or may have in the future, arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Depositary as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and re-substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register, and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depositary will have no rights to, or control over, funds from the Company, except as agent for the tendering Holders, for the Total Consideration or the Tender Offer Consideration, as the case may be, and unpaid Accrued Interest for any tendered Notes that are purchased by the Company).
     The Holder, by tendering its Notes, represents and warrants that the Holder has full power and authority to tender, sell, assign and transfer, and to deliver consents in respect of, the Notes tendered, and that when such Notes are accepted for purchase and payment by us, we will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right. The Holder will, upon request, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered and the delivery of the related Consents. All authority conferred or agreed to be conferred by tendering the Notes through book-entry transfer shall survive the death or incapacity of the tendering Holder and every obligation of such Holder incurred in connection with its tender of its Notes shall be binding upon such Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives.
     All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for payment and withdrawal of tendered Notes and delivered Consents will be determined by the Company in its sole discretion, and its determination will be final and binding. The Company reserves the absolute right to reject any and all tenders of Notes or deliveries of Consents that it determines are not in proper form or for which the acceptance for payment or payment may, in the opinion of its counsel, be unlawful. The Company also reserves the absolute right in its sole discretion to waive any of the conditions of the Tender Offer and Consent Solicitation or any defect or irregularity in the tender of Notes of any particular Holder, whether or not similar conditions, defects or irregularities are waived in the case of the other Holders. The Company’s interpretation of the terms and conditions of the Tender Offer and Consent Solicitation (including the instructions in the Letter of Transmittal) will be final and binding. None of the Company, Reliance, the Trustee, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or any notices of withdrawal or will incur any liability for failure to give any such notice.
WITHDRAWAL OF TENDERS; REVOCATION OF CONSENTS AND ABSENCE OF
APPRAISAL RIGHTS
     Notes tendered pursuant to the Tender Offer may be withdrawn and Consents may be revoked pursuant to the Tender Offer and Consent Solicitation at any time before the Consent Date, but not thereafter. The withdrawal of Notes before the Consent Date in accordance with the procedures set forth hereunder will effect a revocation of the related Consent. In order for a Holder of Notes to revoke a Consent, such Holder must withdraw the related tendered Notes. Holders of Notes may contact the Depositary at its address set forth on the back cover of this Offer to Purchase for information regarding withdrawal of Notes from the Book-Entry Transfer Facility.
     For a withdrawal of Notes and revocation of Consents to be effective, a written facsimile transmission notice of withdrawal or revocation must be timely received by the Depositary at its address set forth on the back cover of this Offer to Purchase. The withdrawal notice must (a) specify the name of the Holder who tendered the Notes to be withdrawn or as to which Consents are to be revoked and, if different, the name of the Record Holder of such Notes (or, in the case of Notes tendered by book-entry transfer, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes), (b) contain a description of the Notes to be withdrawn (including the principal amount to be withdrawn and, in the case of Notes tendered by delivery of certificates rather than book-entry transfer, the certificate numbers thereof) or to which the notice of revocation relates and (c) be signed by the Holder of such Notes in the same manner as the original signature on any Letter of Transmittal, including any required signature guarantees (or, in the case of Notes tendered by a DTC participant through ATOP, be signed by such participant in the same manner as the participant’s name is listed on the applicable Agent’s Message), or be accompanied by (x) documents of transfer sufficient to have the

Depositary register the transfer of the Notes into the name of the person withdrawing such Notes and (y) a properly completed irrevocable proxy that authorizes such person to effect such revocation on behalf of such Holder. The signature on the notice of withdrawal must be guaranteed by a Medallion Signature Guarantor unless such Notes have been tendered for the account of an Eligible Institution. If certificates for the Notes to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of written or facsimile transmission notice of withdrawal even if physical release is not yet effected.
     Withdrawals of tenders of Notes and revocation of Consents may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered and any Consents revoked will be deemed not validly delivered for purposes of the Tender Offer. Properly withdrawn Notes and revoked Consents may, however, be re-tendered following one of the procedures described under “Procedures for Tendering Notes and Delivering Consents” at any time prior to the Consent Date or Expiration Date, as applicable.
     Withdrawals of Notes and revocation of Consents can only be accomplished in accordance with the foregoing procedures. All questions as to the validity (including time of receipt) of notices of withdrawal or revocation will be determined by us in our sole discretion, and our determination shall be final and binding. None of the Company, Reliance, the Dealer Manager, the Depositary and Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, or incur any liability for failure to give any such notification.
     The Notes are our debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Tender Offer or the Consent Solicitation.
CONDITIONS OF THE TENDER OFFER AND CONSENT SOLICITATION
     Notwithstanding any other provision of the Tender Offer or the Consent Solicitation, we will not be required to accept for purchase, or to pay for, Notes tendered pursuant to the Tender Offer or Consents delivered pursuant to the Consent Solicitation and may terminate, extend or amend the Tender Offer and the Consent Solicitation and may (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer) postpone the acceptance for purchase of, and payment for, Notes so tendered and Consents so delivered if:
     (i) Consents in respect of a majority in principal amount of the Notes have not been received and not revoked on or prior to the Consent Date; or
     (ii) Reliance shall not have entered into a bank credit agreement, acceptable to Reliance in its sole discretion, with total commitments of at least $900,000,000 on or prior to the Expiration Date, which agreement will be effective as of the Settlement Date; or
     (iii) in our reasonable judgment, any actual or threatened legal impediment (including a default under an agreement, indenture or other instrument or obligation to which the Company or its affiliates is party or by which any of them is bound) to the purchase of such Notes pursuant to the Tender Offer and the Consent Solicitation has arisen on or prior to the Expiration Date; or
     (iv) any change or development, including a prospective change or development, that, in our reasonable judgment, has or may have a material adverse effect on the Company, the market price of the Notes or the value of the Notes has occurred on or prior to the Expiration Date; or
     (v) on or prior to the Expiration Date, any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would prohibit, prevent, restrict or delay consummation of the Tender Offer and the Consent Solicitation; or
     (vi) on or prior to the Expiration Date, the Trustee under the Indenture shall have objected in any respect to or taken any action that could, in our reasonable judgment, adversely affect the consummation of the Tender Offer or the Consent Solicitation or shall have taken any action that challenges the validity or effectiveness of the procedures used by us in the making of the Tender Offer or the Consent Solicitation or the acceptance of, or payment for, the Notes or the effectiveness of the Amendments.
     The conditions to the Tender Offer and the Consent Solicitation are for the sole benefit of the Company and may be asserted by us in our sole discretion regardless of the circumstances giving rise to such conditions or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the Tender Offer and the Consent Solicitation also is waived. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any right, and each right shall be deemed an ongoing right which may be asserted at any time up until the Expiration Date. We have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Any determination by us concerning the events described in this section shall be final and binding upon all Holders.
     Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Tender Offer and/or the Consent Solicitation. We will give Holders notice of such amendments as may be required by applicable law.
THE AMENDMENTS
     The Amendments will be set forth in a supplemental indenture to the Indenture for the Notes and amendments to the Note Documents that will be executed by the Company, the Trustee and any other parties thereto promptly following receipt of consents of the Holders of a majority in aggregate principal amount of outstanding Notes not owned by the Company or its affiliates. However, such supplemental indenture and amendments to the Note Documents will provide that the Amendments will not become operative unless and until Notes are accepted for payment pursuant to the Tender Offer. In the Consent Solicitation, the Company is seeking Consents to all the Amendments as a single proposal. Accordingly, a Consent purporting to consent to only some of the Amendments will be deemed not to be a valid delivery of a Consent by a Holder.
     The Amendments would, among other things, eliminate in their entirety the Company’s obligations to comply with substantially all of the restrictive covenants contained in the Indenture and the Notes (other than the covenants related to asset sale and change of control offers) as well as eliminate certain events of default. Specifically, the Amendments would eliminate the following covenants and events of default contained in the Indenture:

Section 403	Corporate Existence

Section 404	Payment of Taxes and Other Claims

Section 405	Maintenance of Properties and Insurance

Section 406	Compliance Certificate; Notice of Default – amendment of covenant such that only compliance with the Trust Indenture Act of 1939 is required

Section 407	SEC Reports – amendment of covenant such that only compliance with the Trust Indenture Act of 1939 is required

Section 408	Waiver of Stay, Extension or Usury Laws

Section 409	Limitation on Restricted Payments

Section 410	Limitation on Indebtedness

Section 411	Limitation on Liens

Section 412	Limitation on Sale and Leaseback Transactions

Section 414	Limitation on Restricted Subsidiary Dividends

Section 415	Limitations on Transactions with Affiliates

Section 416	Limitation on Investments

Section 417	Money for Note Payments to be Held in Trust

Section 418	Additional Collateral

Section 419	Limitation on Impairments of Liens

Section 420	Limitation on Sale and Issuance of Subsidiary Stock

Section 421	Security Documents

Section 422	Further Assurances

Section 501	Consolidation, Merger, Transfer or Lease – deletion of conditions to consolidations, mergers, transfers and leases as to the absence of defaults and events of default, minimum net worth of the Company or surviving entity and ability of the Company or surviving entity to incur additional indebtedness under the Indenture

Section 901(c), (f), (g), (h), (i)	Certain Events of Default (relating to defaults under other agreements in the Indenture, defaults under instruments securing or evidencing indebtedness and defaults relating to the enforceability of the security interest that Holders have in the assets of the Company, breaches of agreements related to the Indenture and the rendering of certain judgments)
     In addition, the Amendments would delete Article XI of the Indenture and modify the Note Documents, thereby eliminating the Holders’ security interest in the assets of the Company and all references to such security interest of the Collateral (as defined in the Indenture) with respect thereto.
     The Amendments would also delete definitions in the Indenture if all references to such definitions would be eliminated as a result of the foregoing and make certain other changes of a technical or conforming nature to the Indenture and the Notes, such as the deletion of (i) certain paragraphs in Section 604 which relate to the Trustee’s duties, presentations and responsibilities as to any Collateral, and (ii) a paragraph in Section 607 which relates to the Trustee’s lien over the Collateral and monies held or collected by it under the Indenture or Note Documents.
     If the Tender Offer is consummated and the Amendments become effective, the Amendments will be binding on all outstanding Notes. The modification or elimination of restrictive covenants, certain events of default, provisions relating to Holders’ security interest in the assets of the Company and other provisions pursuant to the Amendments may permit the Company to take actions that, among other things, could increase the credit risks with respect to the Company faced by non-tendering Holders, adversely affect the market price of the Notes that remain outstanding or otherwise be adverse to the interests of non-tendering Holders. See “Certain Significant Consequences.”
     The foregoing is qualified in its entirety by reference to the Indenture, the form of the supplemental indenture and forms of amendments to the Note Documents.
OTHER PURCHASES OF NOTES
     Whether or not the Tender Offer is consummated, we and our affiliates may from time to time acquire Notes, otherwise than pursuant to the Tender Offer, through open-market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine (or as may be provided for in the Indenture), which may be more or less than the price to be paid pursuant to the Tender Offer and could be for cash or other consideration.
MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
     This disclosure is limited to the federal tax issues addressed herein. Additional issues may exist that are not addressed in this disclosure and that could affect the federal tax treatment of the Tender Offer and the Consent Solicitation. This tax disclosure was written in connection with the promotion or marketing by EMJ of the Tender Offer and Consent Solicitation, and it cannot be used by any holder for the purpose of avoiding penalties that may be asserted against the holder under the Internal Revenue Code of 1986, as amended (the “Code”). Holders should seek their own advice based on their particular circumstances from an independent tax advisor.
     The following summary describes the material U.S. federal income tax consequences related to the Tender Offer and Consent Solicitation. This discussion applies only to Notes held as capital assets and does not describe all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special rules, such as:

•	certain financial institutions;

•	insurance companies;

•	dealers and traders in securities or foreign currencies;

•	tax-exempt organizations;

•	persons holding Notes as part of a hedge or integrated transaction;

•	U.S. Holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other entities classified as partnerships for U.S. federal income tax purposes; or

•	persons subject to the alternative minimum tax.
     This summary is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations in effect as of the date hereof, changes to any of which subsequent to the date of this Offer to Purchase and Consent Solicitation Statement may affect the tax consequences described herein. Holders are urged to consult their own tax advisors with regard to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.
     If a partnership holds a Note, the U.S. federal income tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors. As a result, this summary does not address the tax treatment of partnerships or persons who hold their Notes through a partnership or other pass-through entity.
Tax Consequences to U.S. Holders
     As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.
     The term U.S. Holder also includes certain former citizens and residents of the United States.
Consequences to Tendering U.S. Holders
     Upon the Company’s repurchase of the Notes pursuant to the Tender Offer and Consent Solicitation, a U.S. Holder will recognize taxable gain or loss equal to the difference between the amount of cash received in exchange for the Notes (other than cash attributable to accrued interest) and such U.S. Holder’s adjusted tax basis in tendered Notes. Subject to the discussions below under “—Market Discount” and “—Consent Payment,” any gain or loss will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder held the Notes for more than one year at the time of the repurchase. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. The cash received attributable to accrued but unpaid interest that has not yet been included in a U.S. Holder’s income will be taxable as ordinary interest income.
     Market Discount. If a U.S. Holder holds the Notes acquired at a “market discount,” any gain recognized by the U.S. Holder upon the repurchase of Notes pursuant to the Tender Offer would be recharacterized as ordinary interest income to the extent of accrued market discount that had not previously been included as ordinary income. A U.S. Holder will be treated as having acquired a Note at a “market discount” if its stated redemption price at maturity exceeds its initial tax basis in the hands of such U.S. Holder, unless a statutorily defined de minimis exception applies.
     Consent Payment. The U.S. federal income tax treatment of a holder’s receipt of a Consent Payment is unclear. The receipt of a Consent Payment by a holder may be treated for U.S. federal income tax purposes either as (i) additional consideration received in exchange for the Notes, in which case such amount would be taken into account in determining the amount of gain or loss on the repurchase or (ii) separate consideration for consenting to the Amendments, in which case such amount would constitute ordinary income to a U.S. Holder. The Company intends to treat a Consent Payment as additional consideration paid in exchange for the tendered Notes. U.S. Holders are urged to consult their own tax advisors regarding the proper characterization and treatment of a Consent Payment for U.S. federal income tax purposes.
     Information Reporting and Backup Withholding. Information returns will be filed with the Internal Revenue Service (“IRS”) in connection with payments made with respect to the Tender Offer and Consent Solicitation (including any Consent Payments and any amounts attributable to accrued but unpaid interest). A U.S. Holder will be subject to U.S. backup withholding on such payments if the U.S. Holder fails to provide its taxpayer identification number to the Depositary and comply with certain certification procedures or otherwise establish an exemption from backup withholding. The amount of any backup withholding deducted from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the required information is furnished to the IRS.
Consequences to Non-Tendering U.S. Holders
     If the Amendments are adopted, the U.S. federal income tax consequences to non-tendering U.S. Holders will depend on whether or not, under applicable Treasury regulations (the “Regulations”), the adoption of the Amendments constitutes a “significant modification” of the Notes. If the adoption of the Amendments constitutes a significant modification of the Notes, non-tendering U.S. Holders will be deemed to have exchanged their Notes (“Old Notes”) for new Notes (“New Notes”).
     Under the Regulations, the modification of a debt instrument is a significant modification if, based on the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights or obligations that are altered and the degree to which they are altered are “economically significant.” The Regulations provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. In addition, the Regulations provide that a modification that releases or otherwise alters the collateral for a recourse debt instrument is a significant modification only if the modification results in a change in payment expectations.
     The Company intends to take the position that the adoption of the Amendments would not cause a significant modification of the Notes under the Regulations, and therefore would not result in a deemed exchange of the Notes for U.S. federal income tax purposes. Even if the adoption of the proposed amendments were to constitute a significant modification of the Notes, a non-tendering U.S. Holder would not recognize gain or loss if the deemed exchange qualified as a tax-free recapitalization. The deemed exchange will be treated as a recapitalization only if both the Old Notes and the New Notes constitute “securities” within the meaning of the provisions of the Code governing reorganizations. Although the matter is not free from doubt, the Company intends to take the position that any deemed exchange would qualify as a recapitalization for U.S. federal income tax purposes. Provided that the adoption of the Amendments does not result in a deemed exchange or, failing that, provided that the deemed exchange constitutes a tax-free recapitalization, a non-tendering U.S. Holder will have the same adjusted tax basis in, and holding period for, the Notes following the adoption of the Amendments as the holder had immediately prior to the adoption of the Amendments.
     If the adoption of the Amendments were deemed to constitute a significant modification of the Notes and if the resulting deemed exchange were not to constitute a recapitalization, the adoption of the Amendments would be a taxable event for non-tendering U.S. Holders. In such case, a non-tendering U.S. Holder would generally realize gain or loss on the deemed exchange of Old Notes for New Notes in an amount equal to the difference (if any) between the amount realized on the deemed exchange and such U.S. Holder’s adjusted tax basis in the Old Notes. The amount realized would equal the “issue price” of the New Notes (other than any amount treated as received with respect to accrued interest on the Old Notes, which would be taxable as ordinary interest income). The issue price of the New Notes will depend on whether the Old Notes or the New Notes are “publicly traded” within the meaning of applicable Treasury regulations. If either the Old Notes or the New Notes are publicly traded, the issue price of the New Notes will equal the fair market value of the New Notes (if the New Notes are publicly traded) or the Old Notes (if the New Notes are not publicly traded), in each case on the date of the deemed exchange. If neither the Old Notes nor the New Notes are publicly traded, the issue price of the New Notes will equal an imputed principal amount determined under applicable Treasury regulations.

     If a deemed exchange is treated as a wash sale within the meaning of Section 1091 of the Code, U.S. Holders would not be allowed to currently recognize any loss resulting from the deemed exchange. Instead, such loss will be deferred, and would be reflected as an increase in the basis of the New Notes. U.S. Holders should consult their own tax advisors regarding whether a deemed exchange may be subject to the wash sale rules.
     Subject to the application of the market discount rules discussed in the next paragraph, any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if at the time of the deemed exchange, the Old Notes have been held for more than one year. The deduction of capital losses for U.S. federal income tax purposes is subject to limitations. A U.S. Holder’s holding period for a New Note will commence on the date immediately following the date of the deemed exchange, and the U.S. Holder’s initial tax basis in the New Note will be the issue price of the New Note.
     If a U.S. Holder holds Old Notes acquired at a “market discount,” any gain recognized by the holder on a deemed exchange of the Old Notes would be recharacterized as ordinary interest income to the extent of accrued market discount that had not previously been included as ordinary income. If the deemed exchange qualifies as a recapitalization, however, any market discount on the Old Notes prior to the deemed exchange would survive the deemed exchange, although some or all of the market discount could effectively be converted into original issue discount, as described immediately below.
     Subject to a statutory de minimis exception, if the issue price of a New Note (determined in the manner described above) at the time of the deemed exchange were less than its stated redemption price at maturity, the New Note would have original issue discount for U.S. federal income tax purposes, which would be included in a U.S. Holder=s gross income on a constant yield basis in advance of receipt of cash attributable to the discount.
     Holders are encouraged to consult their own tax advisors as to the consequences of the adoption of the Amendments.
Tax Consequences to Non-U.S. Holders
     As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Note that is, for U.S. federal income tax purposes:
•	a nonresident alien individual;

•	a foreign corporation; or

•	a foreign estate or trust.
     This discussion is not addressed to Non-U.S. Holders who own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote or who are controlled foreign corporations related to the Company through stock ownership. Additionally, this discussion does not describe the U.S. federal income tax consequences to Non-U.S. Holders who are engaged in a trade or business in the United States with which the Notes are effectively connected, or who are individuals present in the United States for 183 days or more in the taxable year of disposition. Such Non-U.S. Holders will generally be subject to special rules and are encouraged to consult their own tax advisors regarding the U.S. federal income tax consequences applicable to their particular situation.
Consequences to Tendering Non-U.S. Holders
     Subject to the discussions below under “—Consent Payment” and “—Information Reporting and Backup Withholding,” payments of principal, interest and premium to any Non-U.S. Holder in exchange for Notes surrendered in the Tender Offer and Consent Solicitation generally will not be subject to U.S. federal income or withholding tax.
     Consent Payment. As described above under “—Tax Consequences to U.S. Holders—Consequences to Tendering U.S. Holders—Consent Payment,” the Company intends to take the position that a Consent Payment is additional consideration in exchange for the tendered Notes, in which case the payment will not be subject to U.S. federal income or withholding tax except as described in the next paragraph. If the IRS were to take the position that a Consent Payment is treated as separate consideration for consenting to the Amendments, the Company could be subject to tax on any amounts that were required to be withheld. Non-U.S. Holders are encouraged to consult their own tax advisors with respect to the U.S. federal income tax treatment of the Consent Payment.

     Information Reporting and Backup Withholding. Unless a Non-U.S. Holder complies with certification procedures to establish that it is not a United States person, the Non-U.S. Holder may be subject to information reporting and U.S. backup withholding on any payments received in exchange for Notes. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.
Consequences to Non-Tendering Non-U.S. Holders
     Non-U.S. Holders that do not tender their Notes pursuant to the Tender Offer and Consent Solicitation will generally not be subject to U.S. federal income tax, regardless of whether the adoption of the Amendments gives rise to a deemed exchange of Old Notes for New Notes. Non-U.S. Holders are encouraged to consult their own tax advisors regarding the potential tax consequences of not tendering their Notes pursuant to the Tender Offer and Consent Solicitation.
PERSONS EMPLOYED IN CONNECTION WITH THE TENDER OFFER AND THE CONSENT SOLICITATION
Dealer Manager
     The Dealer Manager for the Tender Offer and Consent Solicitation is J.P. Morgan Securities Inc. The Company has agreed to pay the Dealer Manager customary fees for its services as dealer manager in connection with the Tender Offer and the Consent Solicitation. The Company has also agreed to reimburse the Dealer Manager for its reasonable out-of-pocket expenses incurred in connection with the Tender Offer and the Consent Solicitation, including fees and disbursements of counsel, and to indemnify the Dealer Manager for certain liabilities.
     The Dealer Manager and its affiliates have rendered and may in the future render various investment banking, lending and commercial banking services and other advisory services to the Company and its affiliates, including Reliance. The Dealer Manager has received, and may in the future receive, customary compensation for such services. The Dealer Manager may from time to time hold Notes in its proprietary accounts, and, to the extent it owns Notes in these accounts at the time of the Tender Offer and the Consent Solicitation, the Dealer Manager may tender those Notes and deliver related Consents.
Information Agent and Depositary
     We have appointed Global Bondholder Services Corporation as the Information Agent with respect to the Tender Offer and Consent Solicitation. We will pay the Information Agent customary fees for its services and reimburse the Information Agent for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Information Agent for certain liabilities. Requests for additional copies of documentation may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Offer to Purchase.
     Global Bondholder Services Corporation has been appointed the Depositary for the Tender Offer. All deliveries and correspondence sent to the Depositary should be directed to one of the addresses set forth on the back cover of this Offer to Purchase. We will pay the Depositary customary fees for its services and reimburse the Depositary for its reasonable out-of-pocket expenses in connection therewith. We have also agreed to indemnify the Depositary for certain liabilities.
Other
     In connection with the Tender Offer and Consent Solicitation, directors and officers of the Company and its affiliates may solicit tenders and Consents by use of the mails, personally or by telephone, fax, electronic communication or other similar methods. Members of the Board and management of the Company will not be specifically compensated for these services. We will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase and related documents to the beneficial owners of the Notes and in handling or forwarding tenders of Notes by their customers.

MISCELLANEOUS
     The Tender Offer and Consent Solicitation are not being made to (nor will tenders of Notes or Consents be accepted from or on behalf of) Holders of Notes in any jurisdiction in which the making or acceptance of the Tender Offer and Consent Solicitation would not be in compliance with the laws of such jurisdiction. However, we, in our sole discretion, may take such action as we may deem necessary to make or extend the Tender Offer and Consent Solicitation in any such jurisdiction.
     No person has been authorized to give any information or make any representation on our behalf that is not contained in this Offer to Purchase or other offer documents and, if given or made, such information or representation should not be relied upon.
     NONE OF THE COMPANY, RELIANCE STEEL & ALUMINUM CO., THE DEALER MANAGER, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR A PORTION OF THEIR NOTES PURSUANT TO THE TENDER OFFER AND DELIVERY OF CONSENTS IN THE CONSENT SOLICITATION. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER OR NOT TO TENDER NOTES AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES AS TO WHICH ACTION IS TO BE TAKEN.
EARLE M. JORGENSEN COMPANY

SCHEDULE I
FORMULA FOR CALCULATION OF TOTAL CONSIDERATION, TENDER OFFER
CONSIDERATION AND ACCRUED INTEREST

YLD	=	the yield (the ‘‘Tender Offer Yield’’) equal to the sum of (x) the yield on the applicable Reference Security, as calculated by the Dealer Manager in accordance with standard market practice, based on the bid price for such Reference Security as of 2:00 p.m., New York City time, on the Price Determination Date, as displayed on the Bloomberg Government Pricing Monitor on the Bloomberg Page PX3 or any other source selected by the Dealer Manager in their sole discretion if the Bloomberg Government Pricing Monitor is not available or is erroneous, and (y) 50 basis points expressed as a decimal number to five significant digits.

CPN	=	the contractual rate of interest payable on the Notes, expressed as a decimal number to five significant digits.

N	=	the number of semi-annual interest periods from (but not including) the Settlement Date to (and including) the First Call Date.

S	=	the number of days from and including the semi-annual interest payment date immediately preceding the Settlement Date up to, but not including, the Settlement Date. The number of days is computed using the 30/360 day-count method.

CP	=	the Consent Payment.

Exp	=	exponential. The term to the left of “exp” is raised to the power indicated by the term to the right of “exp.”

RA	=	the assumed redemption amount, the First Call Price, per $1,000 principal amount on the earliest redemption date, rounded to the nearest cent.

Total Consideration	=	the purchase price per $1,000 principal amount of a Note validly tendered on or prior to the Consent Date. The Total Consideration is rounded to the nearest cent.

Tender Offer Consideration	=	Total Consideration less Consent Payment. The Tender Offer Consideration is rounded to the nearest cent.

Total Consideration	=

Accrued Interest	=	accrued and unpaid interest from the last interest payment date to, but not including, the Settlement Date, payable on the Settlement Date.

Accrued Interest	=

SCHEDULE II
HYPOTHETICAL ILLUSTRATION OF THE CALCULATION OF
TENDER OFFER CONSIDERATION AND ACCRUED INTEREST FOR A
9 3/4% SENIOR SECURED NOTE DUE 2012
Set forth below is a hypothetical illustration of the calculation of the Total Consideration and Tender Offer Consideration for a 9 3/4% Senior Secured Note due 2012 based on hypothetical data, and should, therefore, be used solely for the purpose of obtaining an understanding of the calculation of the Total Consideration and the Tender Offer Consideration for such Notes, as quoted at hypothetical rates and times, and should not be used or relied upon for any other purpose.

Earliest Redemption Date	=	June 1, 2007

Reference Security	=	3.625% US Treasury Note due 6/30/2007 as displayed on the Bloomberg Monitor on Page PX3

Fixed Spread	=	50 basis points

Example:

Assumed Payment Date	=	November 9, 2006

Reference Security Yield as of October 11, 2006 at 11:00 a.m., New York City time	=	0.05065

Fixed Spread	=	50 basis points

YLD	=	0.05565

CP	=	$20.00

N	=	2

S	=	158

RA	=	$1,048.75

Total Consideration	=	$1,070.01

Accrued Interest	=	$42.79

Tender Offer Consideration	=	$1,050.01

     In order to tender and consent, a Holder should send or deliver a properly completed and signed Letter of Transmittal, certificates for Notes and any other required documents to the Depositary at the address set forth below or tender pursuant to DTC’s Automated Tender Offer Program.
The Depositary for the Tender Offer and Consent Solicitation is:
Global Bondholder Services Corporation
By facsimile:
(For Eligible Institutions only):
(212) 430-3775
Confirmation:
(212) 430-3774

By Mail:	By Overnight Courier:	By Hand:
65 Broadway, Suite 723	65 Broadway, Suite 723	65 Broadway, Suite 723
New York, NY 10006	New York, NY 10006	New York, NY 10006
The Information Agent for the Tender Offer and Consent Solicitation is:
Global Bondholder Services Corporation
Global Bondholder Services Corporation
65 Broadway, Suite 723
New York, NY 10006
Attention: Corporate Actions
Banks and Brokers call: (212) 430-3774
Toll-Free: (866) 807-2200
     Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the other offer documents may be directed to the Information Agent at its telephone number above. A Holder may also contact the Dealer Manager at its telephone numbers set forth below or such Holder’s Custodian for assistance concerning the Tender Offer and Consent Solicitation.
The Dealer Manager for the Tender Offer and the Consent Solicitation is:
J.P. Morgan Securities Inc.
Liability Management Group
270 Park Avenue, 8th Floor
New York, New York 10017
Toll-Free: (866) 834-4666
Collect: (212) 834-4077